UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

American Woodmark Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which the transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:

3102 Shawnee Drive
Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, on Thursday, August 23, 2012, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2013;
3.	To approve on an advisory basis the Company’s executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 18, 2012 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, please mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.  If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

June 29, 2012

AMERICAN WOODMARK CORPORATION
3102 Shawnee Drive
Winchester, Virginia 22601

Proxy Statement
Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the “Company”) on or about June 29, 2012, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors in the accompanying form for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, on Thursday, August 23, 2012, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof.  A copy of the annual report of the Company for the fiscal year ended April 30, 2012, is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview.  The Company will bear the cost of all solicitation efforts.  The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Company’s common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 18, 2012, the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting, there were 14,395,273 shares of common stock of the Company outstanding and entitled to vote.  Each such share of common stock entitles the owner to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed.  Any shareholder who provides a proxy may revoke such proxy at any time before it is voted.  Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy,
•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares, or
•	attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election.  A proxy, if properly executed and not revoked, will be voted as specified by the shareholder.  If the shareholder does not specify his or her choice, the shares will be voted as follows:

•	“FOR” the election of the nine nominees for director named herein;
•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2013;
•	“FOR” the approval on an advisory basis of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement; and
•	In the proxies’ discretion on any other matters coming before the Annual Meeting or any adjournment thereof.

                A majority of the total outstanding shares of the Company entitled to vote on matters to be considered at the Annual Meeting, represented in person or by proxy, constitutes a quorum.  Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting.  Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting.  However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

The Company’s bylaws require that, in uncontested elections, each director receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).  Actions on all other matters to come before the meeting will be approved if the votes cast “for” that action exceed the votes cast “against” it.  Abstentions and Broker Shares that are not voted on a particular matter are not considered votes cast and, therefore, will have no effect on the outcome of the election of directors or any other matter.

Participants in the American Woodmark Corporation Investment Savings Stock Ownership Plan will receive a proxy packet from the Company’s transfer agent and registrar, Registrar and Transfer Company, enabling them to provide instructions for voting the shares of the Company’s common stock held in their plan accounts.  The Newport Group, the plan’s administrator, will determine the number of shares beneficially owned by each participant and communicate that information to the transfer agent.  Each participant’s voting instructions must be properly executed and returned in the envelope provided in order for the participant’s shares to be voted.  If a participant does not return voting instructions, then the shares held in the participant’s account will not be voted.

ITEM 1 – ELECTION OF DIRECTORS

The Board is currently comprised of nine members, each of whom has been nominated for election by the Company.  Unless otherwise specified, the enclosed proxy will be voted for the persons named below to serve until the next Annual Meeting and until their successors are elected and duly qualified.  Each of the nominees listed below is presently a director of the Company and was elected by shareholders at the last Annual Meeting for a term expiring at the upcoming Annual Meeting.

The Board believes the Company’s directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of its shareholders.  When searching for new directors, the Governance Committee considers a candidate’s managerial experience, as well as business judgment, background, integrity, ethics and conflicts of interest.  The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe it is essential that the Company’s Board members represent diverse viewpoints.  The Governance Committee considers issues such as diversity of professional experience, skills, viewpoints, education, gender, race and national origin.  In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials in the context of these criteria.  With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Each nominee listed below has consented to serve as a director, and the Company anticipates all of the nominees named below will be able to serve, if elected. If at the time of the Annual Meeting any nominees are unable or unwilling to serve, then shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

If shareholders do not elect a nominee who is serving as a director, Virginia law provides that the director would continue to serve on the Board as a “holdover director.” Under the Company’s bylaws, each incumbent director submits an advance, contingent, irrevocable offer of resignation that the Board may accept if shareholders do not elect the director at the Annual Meeting. In that situation, the Board’s Governance Committee would make a recommendation to the Board about whether to accept or reject the offer of resignation. The Board would act on the Governance Committee’s recommendation within 90 days after the date that the election results were certified and, promptly, would publicly disclose its decision and, if applicable, the rationale for rejecting the offer of resignation.

Information Regarding Nominees

The names and ages of the Company’s nominees, their principal occupations or employment, and other information regarding each nominee are set forth below.

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	66	Retired; Company Chairman and Chief Executive Officer from 1996 to August 2004. Mr. Brandt has served continuously as director since he founded the Company in 1980. Mr. Brandt previously served as both Chairman and Chief Executive Officer of the Company and remains extremely knowledgeable about the Company and its operations. Mr. Brandt remains the Company’s largest shareholder.	1980
Martha M. Dally	61	Retired; Vice President Customer Development, Sara Lee Corporation (a public company and manufacturer and marketer of consumer products) from July 2005 to June 2006; Chief Customer Officer, Sara Lee Corporation from July 2003 to July 2005. Ms. Dally’s experience with marketing, business development and customer relationships during her 30-year career in the consumer products industry provides the Board with an important perspective on customer issues and opportunities.	1995
Kent B. Guichard	56	Company Chairman from August 2009 to present and Company President and Chief Executive Officer from August 2007 to present; Company President and Chief Operating Officer from August 2006 to August 2007. Mr. Guichard’s 30-year career in industry has been highlighted with leadership roles in finance and operations. Mr. Guichard’s role as the Company’s Chief Executive Officer provides to the Board the Company’s strategic vision and intimate knowledge of its operational performance.	1997
Kent J. Hussey	66
Retired; Chairman, Spectrum Brands, Inc. (a publicly traded manufacturer of consumer products) from August 2009 to June 2010; President and Chief Executive Officer, Spectrum Brands, Inc. from May 2007 to April 2010; Vice Chairman, Spectrum Brands, Inc. from January 2007 to May 2007; President and Chief Operating Officer, Spectrum Brands, Inc. from August 2002 to December 2006; Director, Spectrum Brands, Inc. from October 1996 to June 2010.  Spectrum Brands, Inc. emerged from bankruptcy protection in August, 2009; Director, Furniture Brands International, Inc. (a publicly traded designer, manufacturer, wholesaler and retailer of home furnishings) from May 2012 to present.  Mr. Hussey’s 40-year career in the consumer products industry has been highlighted with leadership roles in finance and operations.  Mr. Hussey’s experience as Chief Executive Officer of a publicly traded manufacturing company that sells products to large retailers provides the Board with an important perspective.

			1999
James G. Davis, Jr.	53	President and Chief Executive Officer, James G. Davis Construction Corporation (a private commercial general contractor) from June 1979 to present; Director, Provident Bankshares Corporation (a public company and financial institution) from October 2006 to July 2009. Mr. Davis’ career in the construction industry has been highlighted with leadership roles in operations. Mr. Davis’ experience as Chief Executive Officer of a construction company provides the Board with an important perspective.	2002

Daniel T. Hendrix	57	Chairman and Chief Executive Officer, Interface, Inc. (a public company and manufacturer of industrial carpet products) from October 2011 to present; President and Chief Executive Officer, from July 2001 to October 2011; Director, Interface, Inc. from October 1996 to present. Mr. Hendrix’ 30-year career in the building supplies industry has been highlighted with leadership roles in finance and operations. Mr. Hendrix’ experience as a Chief Executive Officer of a publicly traded company in the building supplies industry provides the Board with an important perspective.	2005
Carol B. Moerdyk	62	Retired; Senior Vice President, International, OfficeMax Incorporated (a public company and office products retailer, formerly Boise Cascade) from August 2004 to September 2007; Director, Libbey, Inc. (a public company and manufacturer of tableware) from 1998 to present. Ms. Moerdyk’s 30-year career in industry has been highlighted with leadership roles in finance and operations. Ms. Moerdyk’s experience as a financial executive enables her to serve as the chair of the Company’s Audit Committee and to provide the Board with a valuable perspective.	2005
Andrew B. Cogan	49	Chief Executive Officer, Knoll, Inc. from April 2001 to present; Director, Knoll, Inc. (a public company and manufacturer of furnishings, textiles and fine leathers) from February 1996 to present. Mr. Cogan’s 25-year career in industry has been highlighted with leadership roles in design and marketing. Mr. Cogan’s experience as a Chief Executive Officer of a publicly traded company provides the Board with a valuable perspective.	2009
Vance W. Tang	45	President and Chief Executive Officer of the U.S. subsidiary of KONE Corporation (a Finnish public company and a leading global provider of elevators and escalators) and Executive Director of KONE Corporation from 2007 to present; Vice President and General Manager, Honeywell Building Control Systems from 2004 to 2007. Mr. Tang’s 20-year career in industry has been highlighted with leadership roles in operations. Mr. Tang’s experience as a Chief Executive Officer in the construction industry provides the Board with a valuable perspective.	2009

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company. This code sets forth important Company policies and procedures in conducting the Company’s business in a legal, ethical, and responsible manner. The Code of Business Conduct and Ethics encompasses policies addressing employee conduct, conflicts of interest, insider trading and the protection of confidential information, and requires all employees to respect and obey all applicable laws and regulations when conducting the Company’s business.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has also adopted an additional Code of Ethics for the Chief Executive Officer and all Senior Financial Officers, including the Chief Financial Officer, Treasurer, and Controller of the Company. This code sets forth Company policies and procedures for ensuring that disclosures in the Company’s financial reports and documents that the Company files or furnishes to the Securities and Exchange Commission (“SEC”) and in other public communications are full, fair, accurate, timely, and understandable. Additionally, the Chief Executive Officer and Senior Financial Officers are required to report to the Audit Committee any material information that affects financial disclosures, significant deficiencies concerning internal controls, fraud, violations of the Company’s Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and violations of securities or other laws or rules and regulations applicable to the operation of the business.

Both of these codes can be found on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance.cfm. Any amendments to, or waivers from any code provisions that apply to the Company’s directors or executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on the Corporate Governance page of the Company’s web site. No amendments or waivers were requested or granted during the fiscal year ended April 30, 2012.

Board Structure

The Company’s Board consists of nine directors, all of whom are subject to annual shareholder elections to one-year terms of service. The Company’s independent directors sit on at least one of the three Board committees, which include the Audit Committee, the Compensation Committee and the Governance Committee.

Mr. Guichard serves as both the Company’s Chairman and its Chief Executive Officer and the Board has not designated a lead independent director.  The Board believes that currently there are a number of important advantages for the Company having the positions of Chairman and Chief Executive Officer held by the same person. The Chief Executive Officer is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and its industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s Board meetings, without management present. During fiscal year 2012, the independent directors met four times to discuss certain Board policies, processes and practices, the performance and compensation of the Company’s Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.

Risk Management Oversight

The Board, both directly and through its committees, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information concerning the Company’s operations, liquidity and competitive position and personnel, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the Company’s management of its risks relating to the Company’s executive and long-term compensation plans and risks related to employee compensation in general. The Audit Committee oversees the Company’s management of its risks pertaining to internal controls, adherence to generally accepted accounting principles and financial reporting. The Governance Committee oversees the Company’s management of its risks pertaining to potential conflicts of interest and independence of board members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Director Independence

The Board of Directors of the Company is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Board’s Audit Committee members also meet additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

Based upon this review, the Board affirmatively determined that seven of its nine directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Mr. Cogan, Ms. Dally, Mr. Davis, Mr. Hendrix, Mr. Hussey, Ms. Moerdyk, and Mr. Tang, each of whom is standing for re-election at the Annual Meeting. In addition, all of the members presiding on the Audit Committee, the Compensation Committee, and the Governance Committee are independent. The members of the Audit Committee also meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the independent non-management directors have established procedures to enable any shareholder or employee who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the independent directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted in writing by sending a letter, along with a self-addressed, stamped envelope to:

Audit Committee
c/o Manager, Internal Audit
American Woodmark Corporation
P.O. Box 2252
Winchester, Virginia 22604

The Company’s Corporate Secretary will review all such written correspondence and forward to the Audit Committee a summary of all correspondence received. The Audit Committee will review this information and determine a course of action as appropriate based on the information received.

The Audit Committee reviews and regularly provides the Board of Directors with a summary of all communications received from shareholders and employees and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to the Board, members of the Board or the Audit Committee and may request copies of any such correspondence.

Board of Directors and Committees

The Company’s Board of Directors presently consists of nine directors. The Board held five meetings during the fiscal year ended April 30, 2012. All of the directors attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees.  The Board of Directors believes that attendance at the Company’s Annual Meeting demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board attended last year’s Annual Meeting.

The Company’s bylaws specifically allow for the Board to create one or more committees and to appoint members of the Board to serve on them.  Under such authority, the Board created the Audit Committee, the Compensation Committee, and the Governance Committee and appointed individuals from among its independent members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each committee reviews and reassesses the adequacy of its committee charter. Committees are scheduled to meet quarterly and may hold special meetings as necessary. These committees report regularly to the Board of Directors with respect to their fulfillment of the responsibilities and duties outlined in their respective charters. These charters can be found on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance.cfm.

Audit Committee

The Audit Committee consists of Ms. Moerdyk, who chairs the Committee, Mr. Davis, Mr. Hussey and Mr. Cogan. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules and SEC rules. The Board of Directors has determined that all of the current members of the Audit Committee are “audit committee financial experts” as defined under SEC rules.

    Purpose and Duties.  The Audit Committee provides oversight for the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm, and the adequacy and competency of the Company’s finance and accounting staff.

            The Audit Committee’s duties include but are not limited to: (1) selecting and overseeing the performance of the Company’s independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company’s financial reporting activities, including the Company’s financial statements included in the Company’s Annual Report on Form 10-K, and the accounting standards and principles that are followed, (4) approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, (5) reviewing the organization and scope of the Company’s internal audit function and internal controls, (6) reviewing and approving or ratifying transactions with related persons required to be disclosed under SEC rules, and (7) conducting other reviews relating to compliance by employees with Company policies and applicable laws.

The Audit Committee met seven times during fiscal year 2012. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance/cfm. The Report of the Audit Committee is found beginning on page 31.

Compensation Committee

The Compensation Committee is composed of Mr. Hendrix, who chairs the Committee, Ms. Dally and Mr. Tang. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties.  The Compensation Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors. The activities of the Compensation Committee include reviewing, evaluating, and approving senior executive compensation plans and evaluating and recommending director compensation plans for approval by the Board. The Compensation Committee also provides oversight for all of the Company’s employee benefit plans. The Compensation Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation Committee’s duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer and other senior executive officer compensation, (2) evaluating the Chief Executive Officer’s and other senior executive officers’ performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer’s and other senior executive officers’ compensation levels based on this evaluation, and (4) overseeing the compensation and benefit plans, policies, and programs of the Company.

The Compensation Committee determines the Chief Executive Officer’s compensation after reviewing his performance with the independent directors of the Board and without members of management or the non-independent directors being present, and shares this information with the full Board. The Compensation Committee determines the compensation of the other senior executives after considering the recommendation from the Chief Executive Officer. The Compensation Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation Committee administers and approves awards under the Amended and Restated 2004 Stock Incentive Plan for Employees, as amended, and the Company’s 2011 Non-Employee Director Equity Ownership Plan.

       The Compensation Committee met three times during fiscal year 2012. The Compensation Committee’s charter can be viewed on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance.cfm. Additional information on the Company’s philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion and Analysis beginning on page 9.  The Report of the Compensation Committee is contained on page 26.

Governance Committee

The Governance Committee is composed of Ms. Dally, who chairs the Committee, Mr. Hussey and Ms. Moerdyk. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Governance Committee is responsible for identifying and recommending to the Board new director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates.

In evaluating candidates for election to the Board, the Governance Committee will assess the candidate’s character and professional ethics, judgment, business experience, independence, understanding of the Company’s or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Specific qualities and skills established by the Committee for directors, which are included in the Governance Committee charter, include:

•	each candidate will be recommended without regard to gender, race, age, religion or national origin;
•	each candidate must be an individual that has consistently demonstrated the highest character and integrity;
•	each candidate must have demonstrated professional and managerial proficiency, an openness to new and unfamiliar experiences and the ability to work in a team environment;
•	each candidate must be free of any conflicts of interest which would violate applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	each candidate should possess substantial and significant experience which would be of particular relevance to the Company and its shareholders in the performance of the duties of a director; and
•	each candidate must demonstrate commitment to the responsibilities of being a director, including the investment of the time, energy and focus required to carry out the duties of a director.

The Governance Committee’s responsibilities also include, but are not limited to: (1) regularly assessing the effectiveness of the Board; (2) annually reviewing the performance of each director; (3) determining whether any director conflicts of interest exist; (4) reviewing any director related party transactions; and (5) periodically reviewing the Company’s corporate governance policies. The Governance Committee met two times during fiscal year 2012. The Governance Committee’s charter can be viewed on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance.cfm.

Procedures for Shareholder Nominations of Directors

The Governance Committee will consider a director nominated by a shareholder of record for the fiscal year 2013 Annual Meeting if the nomination is submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and is received in the Company’s principal executive offices on or before April 25, 2013. The nomination must include the name and address of the director nominee and a description of the director nominee’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the nomination;
•
a representation that the shareholder is a record holder of the Company’s common stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons specified in the nomination;

•
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
such other information regarding the director nominee as would be required to be included in a proxy statement filed under the proxy rules of the SEC, if the director nominee were to be nominated by the Board of Directors;

•	information regarding the director nominee’s independence as defined by applicable NASDAQ listing standards; and
•	the consent of the director nominee to serve as a director of the Company if nominated and elected.

The Governance Committee may subsequently request additional information regarding the director nominee or the shareholder making the nomination. Nominations by shareholders made in accordance with these procedures will receive due consideration by the Governance Committee. However, the Chair of the Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with these procedures.  The Governance Committee also considers director nominees recommended by current members of the Board of Directors and members of management. From time to time, the Governance Committee may engage an independent firm to assist in identifying potential director nominees.  The Governance Committee evaluates all director nominees in the same manner regardless of the source of the recommendation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Program Goal

The goal of the Company’s compensation program, as administered by the Compensation Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating, and retaining qualified senior management. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation by the Compensation Committee for the Company’s named executive officers. The Company’s named executive officers for fiscal year 2012 were Mr. Guichard, Chairman and Chief Executive Officer, S. Cary Dunston, Senior Vice President of Manufacturing and Supply Chain Services, Jonathan H. Wolk, Senior Vice President and Chief Financial Officer, and Bradley S. Boyer, Senior Vice President, Sales and Marketing Remodel.

    Performance-based Compensation.  Every employee in the Company has an opportunity to earn an annual bonus, most of which is based upon the Company’s attainment of its net income and free cash flow goals, and other operational performance goals. Free cash flow was added as a Company-wide goal during fiscal year 2010, given the importance of this metric during the difficult economic environment that has adversely impacted the Company’s industry since 2006. The Company defines “free cash flow” as the Company’s net cash provided by operating activities less net cash used in investing activities, each as calculated in accordance with U.S. GAAP.  Bonuses are only payable to employees if the Company earns net income or free cash flow in excess of specified threshold levels during its fiscal year. The majority of the targeted total compensation for the Company’s named executive officers is performance-based, to achieve alignment with shareholder interests. The Company strives to establish challenging Company-wide targets that are appropriate given the expected level of performance, as well as current and anticipated market conditions.

Balance of Future Pay Opportunity versus Current Pay Opportunity.  The Compensation Committee strives to provide an optimal balance between current and long-term compensation, and cash versus equity compensation for the Company’s executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is primarily equity-based, to encourage the Company’s executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation Committee has targeted the mix of performance-based compensation for the Company’s senior executive officers to be an equal amount of current year bonus and long-term compensation.

Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board, and the Compensation Committee. As a result, performance that rewards the Company’s shareholders factors prominently in the Compensation Committee’s decisions about the type and amount of long-term compensation paid to the Company’s executive officers.

Discretionary Nature of Compensation Programs.  The Compensation Committee does not use formulas in determining the amount and mix of compensation to be paid to the Company’s executives. The Compensation Committee believes that using only quantitative performance measures would not create the appropriate balance of incentives to build long-term shareholder value. The Compensation Committee uses a broad range of quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company’s overall goals and objectives. In general, qualitative factors include the executives’ ability to lead the Company’s attainment of its CITE principles of customer satisfaction, integrity, teamwork and excellence. Additional qualitative factors considered by the Compensation Committee include the executives’ contribution to achieving the Company’s overall vision, the evaluation of the executives’ performance against their stated objectives, their experience, skill sets and the breadth, and scope of their responsibilities.

 Significance of Company Results.  The Compensation Committee believes that the named executive officers’ contributions to the Company’s overall performance are more important than their individual performance. Accordingly, all of the annual bonus opportunity for Messrs. Guichard, Dunston, Wolk, and Boyer is dependent upon the Company’s performance in relation to its net income and free cash flow goals.

Consideration of Compensation Risk. The Company’s compensation programs are discretionary, balanced and focused on the long-term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk in the short term. The elements of the Company’s variable compensation program are balanced among current cash payments and longer-term equity awards.  The Company uses a balanced mix of quantitative and qualitative performance measures to assess achievement for its performance-based restricted stock unit awards to avoid placing excessive weight on a single performance measure.  The Company has also adopted stock ownership guidelines under which its named executive officers are expected to hold a significant amount of Company stock on an ongoing basis, which the Compensation Committee believes helps mitigate compensation-related risk by focusing the officers’ attention and efforts on the long-term stock performance of the Company.

Use of Compensation Consultants and Peer Group Data. The Company, at the direction of the Compensation Committee, retains an independent compensation consultant every three to four years to assist the Compensation Committee by collecting compensation data regarding peer group companies, which is used by the Compensation Committee in reviewing and establishing executive compensation guidelines. The Compensation Committee considers this data, among other factors, when it determines the components and amounts of total compensation that are appropriate for the Company’s named executive officers. In its most recent compensation review in 2008, the Company retained Mercer to develop and update the Company’s Competitive Peer Group for use in the evaluation of the Company’s compensation practices, to establish competitive compensation levels, and to assess the Company’s executive compensation program. Mercer performs no other services for the Company other than those described in this section.

The Company’s Competitive Peer Group was selected by Mercer and consists primarily of similar-sized companies in the furniture and building products industries that may compete with the Company for executive talent and which investors may consider as investment alternatives to the Company. For purposes of Mercer’s 2008 analysis, the Company’s Competitive Peer Group included: American Biltrite, Inc., Ameron International Corporation, Associated Materials, LLC, Dayton Superior Corporation, Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Hooker Furniture Corporation, Kimball International, Inc., Knoll, Inc., Patrick Industries, Inc., School Specialty, Inc., Select Comfort Corporation, Simpson Manufacturing Co., Inc., and Tempur-Pedic International Inc.

In its last update performed in 2008, Mercer analyzed competitive compensation packages using proxy information from the companies included as part of the Company’s Competitive Peer Group, and also considered data compiled from published surveys of executive compensation for other comparably-sized companies within the durable goods manufacturing sector. Mercer’s findings were that both the Company’s targeted annual cash compensation and long-term compensation levels fell within a range between the 50th percentile to the 75th percentile of median market compensation for the companies included as part of the Company’s Competitive Peer Group and for comparably-sized companies in comparable industries. These findings were consistent with the Compensation Committee’s compensation objective.

Results of 2011 Say on Pay Vote.  At the Company’s Annual Meeting of Shareholders held on August 25, 2011, over 98.8% of its shareholders (including abstentions as votes against and excluding broker non-votes) approved on an advisory basis the Company’s executive compensation program as disclosed in its 2011 proxy statement.  The Compensation Committee considered the results of the 2011 say-on-pay vote in formulating the Company’s executive compensation program for fiscal year 2012 and, in light of the overwhelming support that the 2011 say-on-pay proposal received, did not make any specific changes to the fiscal year 2012 executive compensation program in response to the vote.

Elements of Compensation

The compensation program for executive officers for fiscal year 2012 consisted of the following elements:

Elements available to substantially all salaried employees:

•	base salary;
•	annual performance-based cash bonus;
•	annual employee profit sharing; and
•	retirement and health and welfare benefits.

Elements available to the Company’s key managers and selected employees:

•	long-term incentive awards (restricted stock units only, or restricted stock units plus stock options).

Elements available only to named executive officers:

•	supplementary employee retirement plan; and
•	other benefits.

These compensation elements are described below:

Base Salary.  Base salary is intended to compensate the Company’s executives for:

•	the scope of their responsibilities;
•	the complexity of the tasks associated with their position within the Company;
•	their skill set; and
•	their performance.

Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies. The companies used for comparison of base salaries may include additional companies from those used in the Company’s Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by management periodically and reviewed by the Compensation Committee to assure continued competitiveness and are adjusted when necessary. Based upon national surveys available to the Compensation Committee and information provided by Mercer in 2008, the Compensation Committee believes executive management, both individually and as a group, have base salaries of approximately the average market rate for comparably-sized companies.

Annual Cash Bonus.  Annual cash bonus incentive awards are provided as an incentive to executives to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company’s results have higher bonus percentages. For fiscal year 2012, Mr. Guichard was eligible for a maximum potential bonus opportunity equal to 150% of his base salary; and Messrs. Dunston, Wolk, and Boyer were eligible for maximum potential bonus opportunities equal to 100% of their respective base salaries.

Most key managers and senior executives have two company performance components to their annual bonus tied to the Company’s performance for the fiscal year. For fiscal year 2012, net income and free cash flow were utilized to measure Company performance for the purpose of measuring the Company performance bonus component for nearly every employee in the Company, due to their ease of understanding as simple, consistent and important indicators of the Company’s annual performance. Because both performance measures were deemed to be of equal importance, each performance measure carried a weighting of 50% in evaluating Company-wide performance for fiscal year 2012.

All of the annual cash bonus opportunity for Messrs. Guichard, Dunston, Wolk, and Boyer was dependent upon the Company’s performance with respect to the net income and free cash flow performance measures.

Company Goals. On an annual basis, the Compensation Committee establishes bonus goals for Company performance based upon a variety of factors including progress achieved towards critical elements of the Company’s long-term strategy, prior year performance, and the external economic environment. As a result, Company-wide performance targets vary from fiscal year to fiscal year. The annual performance goals for each of the fiscal years listed below represented the expected range of Company net income and free cash flow across the following three levels of performance:

•	“Threshold” representing the minimum level of achievement in order to qualify for payment;
•	“Target” representing performance consistent with demanding expectations to qualify for a payout of 60% of the maximum; and
•	“Superior” representing outstanding performance against demanding expectations to achieve 100% of the maximum.

Company performance falling between each performance level results in an interpolated percentage payout based upon a predetermined scale. No annual bonuses are paid if the Company’s performance is below the predetermined threshold level for both performance measures.

    Company performance targets are set sufficiently high to require excellent performance. In the last ten years, the Company has achieved superior performance one time, and achieved target performance three times. Annual performance goals for Company performance at the threshold, target and superior performance levels for fiscal year 2012, as well as the actual net income and free cash flow achieved, are presented in the table below (dollar amounts in millions). For comparison purposes, annual net income and free cash flow goals at the threshold, target and superior performance levels are presented for fiscal years 2010 and 2011. The actual net income listed below for fiscal years 2010 and 2012 excludes restructuring charges net of income tax benefit of $1.8 million and $10.0 million, respectively, as approved by the Compensation Committee in its discretion.

(in millions)
	Net Income				Free Cash Flow
Fiscal	Net Income Goals			Actual	Free Cash Flow Goals			Actual
Year	Threshold	Target	Superior		Threshold	Target	Superior
2010	$0.0	$10.0	$20.0	$(20.6)	$(20.9)	$(12.0)	$(6.8)	$(10.2)
2011	$0.0	$10.0	$20.0	$(20.0)	$6.0	$12.0	$16.0	$7.7
2012	$0.0	$10.0	$20.0	$(10.8)	$(5.9)	$(0.4)	$4.1	$6.1

The Company’s actual performance for fiscal year 2012 exceeded superior for its free cash flow goal and fell short of threshold for its net income goal.  Accordingly, this performance resulted in a combined Company performance percentage based on the weightings of the performance measures and the predetermined bonus scale of 50%. Accordingly, Mr. Guichard earned an annual bonus during fiscal year 2012 of 75% (50% of 150%) of his base salary at year-end. Bonuses for Messrs. Dunston, Wolk, and Boyer represented 50% (50% of 100%) of their respective base salaries at year-end.

Long-Term Incentive Awards.  The Compensation Committee has established long-term incentive awards for the Company’s executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company’s stock price. These awards compliment cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The Company’s long-term incentive compensation program utilizes two types of awards: restricted stock units (“RSUs”) and stock options.  Both stock options and RSUs are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders, and to facilitate executives’ accumulation of sustained ownership of Company stock.

Consistent with previous years, the Company awarded its long-term incentive awards to its executives following its annual earnings release in June, and all stock options issued included a strike price equal to the closing price of the Company’s stock on the third business day following this earnings release. All long-term incentive awards were approved by the Compensation Committee.

In line with recommendations from Mercer, the Company’s named executive officers are targeted to receive long-term incentive awards valued at approximately 150% of base salary for Mr. Guichard and 100% for Messrs. Dunston, Wolk, and Boyer.  The relative value of stock option awards compared with RSU awards made to the named executive officers was approximately even.

Stock Options. Non-statutory stock options were granted to certain senior executives of the Company (including Messrs. Guichard, Dunston, Wolk and Boyer) on the third business day after the Company’s announcement of its annual results in June 2011. All stock options have exercise prices equal to the closing price of the Company’s stock upon the date of grant, have ten-year lives and vest ratably over the initial three years of the grant. Stock options only result in value realized by the Company’s employees to the extent that the price of Company stock on the date of exercise exceeds the strike price, and thus are an effective compensation element only if the stock price grows over the term of the award. The Compensation Committee believes that stock options are a motivational tool for the Company’s senior executives, and also serve as a retention incentive. The Company has never backdated or repriced its stock option grants.

Restricted Stock Units.  The RSUs granted during fiscal year 2012 to Messrs. Guichard, Dunston, Wolk and Boyer include RSUs that vest upon the satisfaction of both service and performance criteria. The performance-based RSUs comprised 75% of the total RSUs awarded, while RSUs vesting upon meeting a three-year service criterion comprised 25% of the RSUs awarded. Subject to satisfying the associated vesting conditions, each RSU represents the right to receive one share of the Company’s common stock. The Compensation Committee believes that the RSU grants provide a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with the Company’s shareholders, while entailing a lower number of Company shares to be issued to employees than stock options and therefore entailing less dilution.

In order to receive the shares of Company stock corresponding to the RSU award, the award recipients must remain in the Company’s continuous employ through the three-year anniversary date of the RSU grant. Employees who leave the Company’s employ for any reason other than death, disability or retirement completely forfeit their awards. If the executive terminates employment due to his or her death, disability or retirement, a pro-rata portion of the earned RSUs will vest based upon the executive’s service from the grant date to the termination date. If the executive terminates employment for any reason, including death, disability or retirement, prior to the end of the applicable performance period with respect to performance-based RSUs, the performance-based RSUs are forfeited in their entirety. The vesting of the RSU awards is accelerated and the earned RSUs are paid in full if a change in control occurs during the executive’s employment prior to the end of the three-year service period. If the change in control occurs prior to the end of the applicable performance period with respect to performance-based RSUs, all of the performance-based RSUs are treated as earned.

The Company-wide performance criteria upon which the performance-based RSU awards are based are established annually by the Compensation Committee. For the performance-based RSU grants awarded in June 2011, the Compensation Committee determined the Company-wide performance period as the fiscal year in which the grant was awarded. The Compensation Committee determined three groups of Company-wide performance goals for fiscal year 2012, including income statement achievement (40% weighting), balance sheet and cash flow achievement (40% weighting) and organizational development (20% weighting).  As approved by the Compensation Committee in its discretion, financial impact from the Company’s fiscal year 2012 restructuring activities have been excluded from these results.  Specific criteria and the Company’s performance against these criteria, exclusive of charges and cash flows pertaining to restructuring activities, were as follows:

(dollar amounts in millions)	Goals			Actual
	Threshold	Target	Maximum	Performance
Income Statement Achievement
Net Sales	$465	$507	$545	$516
Gross Margin %	12.1%	13.2%	14.2%	12.9%
Operating Expenses %	17.1%	16.8%	16.5%	16.2%
Operating Income (Loss)	$(25)	$(18)	$(11)	$(16.9)

Balance Sheet and Cash Flow Achievement
Operating Cash Flow	$4	$9	$11	$17.1
Free Cash Flow	$(8)	$(6)	$(4)	$9.3
Debt to Capital Ratio	14.5%	14.2%	14.0%	14.0%
Accounts Receivable Turnover	16.6	17.1	17.4	17.5
Inventory Turnover	16.7	17.3	17.8	18.9

The Compensation Committee assessed the Company’s overall achievement of its Income Statement goals to be approximately 55% and of its Balance Sheet and Cash Flow goals to be 100%.  In addition to the Income Statement and Balance Sheet and Cash Flow goals, Company-wide performance was also assessed based upon a total of five organizational development goals (weighted 20% in total), including (i) employee turnover, (ii) employee retention, (iii) compliance with training goals, (iv) succession planning, and (v) cultural development.  The Compensation Committee assessed the Company’s achievements of these organizational goals at attainment of 90%.

The Compensation Committee assessed the Company’s achievement against overall performance goals in May 2012 to be 80%.  Based upon the Compensation Committee’s performance assessment, if the Company’s named executive officers remain continuously employed by the Company through June 2014, they will vest in and receive 85% of their total RSU award, as calculated below:

	Performance Attainment		Weighting Factor		Weighted Performance
Income Statement Goals	55%	X	40%	=	22%
Balance Sheet and Cash Flow Goals	100%	X	40%	=	40%
Organizational Goals	90%	X	20%	=	18%
Total Performance					80%

Potential Earned and Vested Performance-Based RSUs	80%	X	75%	=	60%
Potential Vested Service-Based RSUs	N/A				25%
Total Potential Vested Portion of 2012 RSU Award					85%

During fiscal year 2012, Mr. Guichard was awarded 27,000 RSUs, Mr. Dunston was awarded 10,000 RSUs, Mr. Wolk was awarded 8,000 RSUs and Mr. Boyer was awarded 7,500 RSUs. If each named executive officer remains in the Company’s continuous employ through the three-year anniversary of the RSU grant in June 2014, the number of shares of the Company’s stock that each can expect to receive is as follows: Mr. Guichard, 22,950 shares (27,000 multiplied by 85%); Mr. Dunston, 8,500 shares (10,000 multiplied by 85%); Mr. Wolk, 6,800 shares (8,000 multiplied by 85%); and Mr. Boyer 6,375 shares (7,500 multiplied by 85%).

Pension and Savings Plans

The Company maintains a non-contributory, funded and tax-qualified defined benefit pension plan (the “Salaried Pension Plan”), which was frozen effective April 30, 2012. The Salaried Pension Plan covers substantially all employees, including the named executive officers, who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.25% of a participant’s average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the earlier of the participant’s retirement or the freeze date, that produce the highest average compensation, multiplied by the participant’s years of credited service through the earlier of retirement or the freeze date. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2012, the maximum annual compensation that may be taken into account is $250,000, and the maximum annual benefit that may be paid in the form of single life annuity is $200,000. The Salaried Pension Plan is a continuation of a pension plan that was in effect for employees of the Company who were employed by the Company when it was owned by Boise Cascade Corporation prior to 1980.

Substantially all employees, including the named executive officers, also participate in the Company’s profit-sharing plan, whereby (for fiscal year 2012) 3% of the Company’s net income is contributed and divided equally among employee 401(k) accounts. In addition, all employees may contribute up to 50% of their pay to 401(k) accounts on a pre-tax basis. For fiscal year 2012, the Company’s Investment Savings Stock Ownership Plan provided matching contributions in Company stock of 50% up to the first 4% of pay. This is a qualified plan by the IRS and is subject to IRS compensation and other limitations. Company contributions to these plans to the named executive officers for fiscal year 2012 are included in the All Other Compensation column in the Summary Compensation Table.

Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Company’s Salaried Pension Plan and profit-sharing plan, the Company established a non-tax qualified, non-contributory defined contribution plan (the “Pension Restoration Plan”, or “PRP”) to allow the Company to provide benefits that would restore the level of Company benefits provided to approximately the levels they would have attained had the Code limit not been established. For fiscal year 2012, the PRP participants consist of the named executive officers. Each participant has an account under the PRP to which the Compensation Committee may, in its discretion, approve Company contributions. The obligation of the Company to make payments under the PRP is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the unlikely event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the PRP. The Company’s contributions to the PRP during fiscal year 2012 for Messrs. Guichard, Dunston, Wolk, and Boyer are described in the All Other Compensation table on page 18. The Company will not make future contributions to the PRP while its pension plans are frozen.

Other Benefits

Messrs. Guichard, Dunston, Wolk and Boyer are eligible to purchase the Company’s products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company provides subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. Messrs. Guichard, Dunston, Wolk and Boyer are eligible to receive more extensive annual medical exams from a nationally recognized medical clinic at no cost to them.

Severance and Change in Control Agreements

The Company has a long standing practice of entering into severance and change in control agreements with its named executive officers. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change in control situation without the distraction of concern for their employment. These agreements generally provide for severance benefits in the event of involuntary termination of employment without cause or termination by the executive for good reason within a certain period following a change of control. No payments are made if employment is terminated due to death, disability or cause. These agreements call for all unvested stock options to become fully vested upon a change in control.

In developing the parameters for these agreements, the Compensation Committee utilized an independent compensation consultant and an analysis of peer companies. The Compensation Committee established these agreements with a goal of providing terms that are representative of the competitive market for like positions. Mr. Guichard’s employment agreement includes a longer severance period and a greater bonus payment percentage due to the greater span of control, accountability and ability to impact the Company’s performance inherent in Mr. Guichard’s role as Chief Executive Officer.

Further information regarding the terms and conditions of these agreements is found beginning on page 22, under the heading “Employment Agreements and Post-Employment Compensation Agreements”.

Stock Ownership Guidelines

The Company has adopted guidelines for share ownership by its named executive officers. The Company expects that its named executive officers will retain Company shares after either exercising stock options or receiving shares from RSU award grants, so that a minimum ownership of Company stock is achieved. For Mr. Guichard, the stock ownership guideline is equivalent to two times his base salary, and for Messrs. Dunston, Wolk and Boyer, the stock ownership guideline is equivalent to their respective base salaries.

Deductible Compensation of Executive Officers

The Company is subject to Section 162(m) of the Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next three most highly compensated officers of the Company (excluding the CFO). Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The Compensation Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Summary Compensation Table
The following table sets forth for fiscal years 2012, 2011, and 2010 the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers (each a “named executive officer” and collectively, the “named executive officers”). Mr. Boyer became a named executive officer of the Company in fiscal 2011.  The Company did not have any other named executive officers during fiscal year 2012.

Name & Principal Position	Fiscal Year	Salary	Bonus	Stock Awards 1	Option Awards 2	Non-equity Incentive Plan Compensation 3	Change in Pension Value 4	All Other Compensation 5	Total
Kent B. Guichard	2012	$625,000	$0	$392,216	$325,620	$468,750	$121,586	$54,527	$1,987,699
Chairman and	2011	625,000	0	374,409	532,320	60,000	55,143	71,990	1,718,862
Chief Executive Officer	2010	599,038	0	265,200	963,222	353,365	88,838	54,905	2,324,568
S. Cary Dunston	2012	337,000	0	145,265	108,540	168,450	36,215	41,308	836,778
Senior Vice President	2011	336,900	0	138,670	177,440	21,562	15,341	31,104	721,017
Manufacturing & Supply Chain Services	2010	327,971	0	106,080	321,074	88,890	17,404	28,264	889,683
Jonathan H. Wolk	2012	293,604	0	116,212	108,540	146,802	50,104	21,358	736,620
Senior Vice President and	2011	293,604	0	110,936	177,440	18,791	22,675	24,152	647,598
Chief Financial Officer	2010	291,225	0	99,450	321,074	77,466	28,549	23,865	841,629
Bradley S. Boyer	2012	250,000	0	108,949	81,405	125,000	104,865	18,305	688,524
Senior Vice President	2011	241,175	0	55,468	44,360	57,550	45,535	9,739	453,827
Sales & Marketing Remodel

1
This column represents the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718.  For a discussion of the terms of the restricted stock units granted in fiscal year 2012, see Restricted Stock Units beginning on page 13.  Of the amounts reported in this column for fiscal 2012, $276,890 for Mr. Guichard, $102,552 for Mr. Dunston, $82,042 for Mr. Wolk, and $76,914 for Mr. Boyer are attributable to performance-based RSU awards.  These awards are reported based on the probable outcome of the performance conditions.  The value of these awards at the grant date, assuming the highest level of performance had been achieved, was: $346,113 for Mr. Guichard; $128,190 for Mr. Dunston; $102,552 for Mr. Wolk; and $96,143 for Mr. Boyer.  For information on the valuation assumptions with respect to these restricted stock unit grants, refer to Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012.

2
This column represents the aggregate grant date fair value of stock options calculated in accordance with FASB ASC Topic 718.  For a discussion of the terms of the stock options granted in fiscal year 2012, see Stock Options on page 13.  These values reflect the Company’s accounting expense and do not necessarily correspond to the actual value that will be realized by the named executives.  For information on the valuation assumptions with respect to these stock option grants, refer to Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012.

3	Amounts in this column reflect the annual cash incentive compensation paid to the Company’s named executive officers for fiscal years 2012, 2011 and 2010.
4
This column represents the change in the present value of accumulated benefits under the Salaried Pension Plan during fiscal year 2012 (from May 1, 2011 to April 30, 2012), fiscal year 2011 (from May 1, 2010 to April 30, 2011), and fiscal year 2010 (from May 1, 2009 to April 30, 2010).  See the Pension Plan Benefits table on page 21 for additional information.  The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the Pension Restoration Plan.

5	See the All Other Compensation table below for additional information.

All Other Compensation

The following table describes each component of the amounts listed for fiscal year 2012 in the All Other Compensation column in the Summary Compensation Table.

	Company Contributions to Investment Savings Stock Ownership Plan 1	Company Contributions to PRP 2	Value of Discount on Cabinet Purchases 3	Other 4	Total
Kent B. Guichard	$4,900	$48,625	$0	$1,002	$54,527
S. Cary Dunston	4,900	21,325	14,552	531	41,308
Jonathan H. Wolk	4,900	15,900	0	558	21,358
Bradley S. Boyer	4,900	12,825	0	580	18,305

1	These amounts represent matching 401(k) and profit-sharing contributions made to the named executive officers’ respective Investment Savings Stock Ownership Plan accounts.
2	The amounts reflect the value of Company contributions made to the PRP accounts for the listed named executive officers.
3	This amount reflects the discount Mr. Dunston received on the purchase of Company products for his personal residence.
4	These amounts reflect payments of insurance premiums paid for supplemental and spousal life insurance.

Grants of Plan-Based Awards in Fiscal Year 2012

 The following table provides information about all equity and non-equity awards granted to the named executive officers in fiscal year 2012: (1) the grant date, (2) the potential payout under the Annual Cash Bonus Incentive Plan, (3) the potential number of  shares of the Company’s common stock that could be issued under performance-based RSUs granted in fiscal year 2012, (4) the number of service-based RSUs granted in fiscal year 2012, (5) the number of shares underlying stock options awarded, (6) the exercise price of the stock option awards, which reflects the closing price of the Company’s stock on the date of grant, and (7) the grant date fair value of each equity award computed according to FASB ASC Topic 718.

	Grant Date	Estimated Possible Payout Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Performance-Based Restricted Stock Units (# of Shares) 2			All Other Awards: Number of Restricted Stock Units 3	Stock Option Awards: No. of Securities Underlying Options 4	Price of Option Award 5	Grant Date Fair Value of Restricted Stock Unit and Option Awards 6
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kent B.	n/a	$0	$562,500	$937,500
Guichard	06/08/11				0	12,150	20,250	6,750			$392,216
	06/08/11								60,000	$18.16	325,620

S. Cary	n/a	0	202,140	336,900
Dunston	06/08/11				0	4,500	7,500	2,500			145,265
	06/08/11								20,000	$18.16	108,540

Jonathan H.	n/a	0	176,162	293,600
Wolk	06/08/11				0	3,600	6,000	2,000			116,212
	06/08/11								20,000	$18.16	108,540

Bradley S.	n/a	0	150,000	250,000
Boyer	06/08/11				0	3,375	5,625	1,875			108,949
	06/08/11								15,000	$18.16	81,405

1
The amounts displayed in these columns reflect the target, threshold, and maximum payouts under the fiscal year 2012 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon annual salary rates as of the last day of fiscal year 2012.  The amounts actually paid under this program for fiscal year 2012 are reflected in the Summary Compensation Table.  Attainment of Company-wide goals for net income and free cash flow was the only determinant of the amount of bonus paid.  Mr. Guichard’s potential bonus payment ranged from 0% to 150% of his ending fiscal year 2012 annual base salary, with a target of 90%.  Messrs. Dunston, Wolk, and Boyer had potential bonus payments of 0% to 100% of their respective base salaries, with a target of 60%.  The Company’s specific net income and free cash flow goals for fiscal year 2012 are described in the Compensation Discussion and Analysis on page 12, under the heading “Company Goals”.

2
These columns reflect the target, threshold and maximum potential number of shares of the Company’s common stock that could be issued under performance-based RSUs that each named executive officer received during fiscal year 2012.  Based upon Company performance for fiscal 2012, the actual numbers of shares that the named executive officers may earn under the performance-based RSUs if they remain continuously employed through 2014 are:  16,200 for Mr. Guichard, 6,000 for Mr. Dunston, 4,800 for Mr. Wolk and 4,500 for Mr. Boyer.  If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive’s service from the grant date to the date of termination.  At the time the grants are made, the potential payouts are performance-driven and, therefore, completely at risk.  The Plan measurements for determining the number of earned RSUs are described in the Compensation Discussion and Analysis under the heading “Restricted Stock Units” beginning on page 13.

3
This column reflects the number of RSUs granted to each named executive during fiscal year 2012 that were subject to service-based vesting conditions alone.  These RSUs are payable in June 2014 if the named executive remains continuously employed through that date.  If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive’s service from the grant date to the date of termination.

4
This column reflects the number of stock options granted in fiscal year 2012 to the named executive officers.  These options vest ratably over three years.  The stock option awards granted to Messrs. Guichard, Dunston, Wolk and Boyer were approved by the Compensation Committee on May 24, 2011, for issuance on June 8, 2011.

5	This column reflects the exercise price for the stock options granted, which was the closing price of the Company stock on the date of grant.
6
This column reflects the full grant date fair value of the RSUs and stock options granted in fiscal year 2012 computed in accordance with FASB ASC Topic 718.  The grant date fair value of the RSUs subject to performance-based vesting is calculated based upon the probable outcome of the performance conditions as of the date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End

 The following table provides information on the current holdings of stock options and RSUs awarded to the named executive officers. This table includes all unexercised and unvested option awards and all unvested RSUs. Each equity grant is shown separately for each named executive officer. All unvested awards shown in the table below are scheduled to vest on the third anniversary of the applicable grant date for each award. For additional information about the stock option and RSU awards, see the description of long-term incentive awards in the Compensation Discussion and Analysis beginning on page 13.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date	Number of Restricted Stock Units that have Not Yet Vested	Market Value of Restricted Stock Units that have Not Yet Vested
Kent B.	06/08/11						22,950	$411,953
Guichard	06/08/11		0	60,000	$18.16	06/08/21
	06/09/10						18,900	$339,255
	06/09/10		20,000	40,000	20.87	06/09/20
	06/16/09						12,000	$215,400
	06/10/09		40,000	20,000	24.73	06/10/19
	06/09/08		66,000	0	23.96	06/09/18
	06/08/07		41,000	0	34.11	06/08/17
	06/12/06		36,000	0	32.76	06/12/16
	06/10/05		30,000	0	28.97	06/10/15
	06/15/04		45,000	0	26.85	06/15/14
	06/13/03		20,000	0	24.21	06/13/13
	05/30/02		20,000	0	31.90	05/30/12

S. Cary	06/08/11						8,500	$152,575
Dunston	06/08/11		0	20,000	18.16	06/08/21
	06/09/10						7,000	$125,650
	06/09/10		6,666	13,334	20.87	06/09/20
	06/16/09						4,800	$86,160
	06/10/09		13,333	6,667	24.73	06/10/19
	06/09/08		23,000	0	23.96	06/09/18
	06/08/07		22,000	0	34.11	06/08/17
	10/16/06	1	24,000	0	34.36	10/16/16

Jonathan H.	06/08/11						6,800	$122,060
Wolk	06/08/11		0	20,000	18.16	06/08/21
	06/09/10						5,600	$100,520
	06/09/10		6,666	13,334	20.87	06/09/20
	06/16/09						4,500	$80,775
	06/10/09		13,333	6,667	24.73	06/10/19
	06/09/08		22,000	0	23.96	06/09/18
	06/08/07		22,000	0	34.11	06/08/17
	06/12/06		21,000	0	32.76	06/12/16
	06/10/05		20,000	0	28.97	06/10/15
	12/13/04	1	20,000	0	42.17	12/13/14

Bradley S.	06/08/11						6,375	$114,431
Boyer	06/08/11		0	15,000	18.16	06/08/21
	06/09/10						2,800	$50,260
	06/09/10		1,666	3,334	20.87	06/09/19
	06/16/09						2,400	$43,080
	06/10/09		3,333	1,667	24.73	06/10/19
	06/09/08		10,000	0	23.96	06/09/18
	06/08/07		10,000	0	34.11	06/08/17
	06/12/06		10,000	0	32.76	06/12/16
	06/10/05		4,000	0	28.97	06/10/15
	06/15/04		2,000	0	26.85	06/15/14

1	These stock option grants were issued to Messrs. Dunston and Wolk upon their initial dates of employment with the Company.

Option Exercises and RSUs Vested in Fiscal Year 2012

No stock options were exercised and no RSUs became vested for any of the named executive officers during fiscal year 2012.

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2012, for the named executive officers under the Salaried Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the named executive officers during fiscal year 2012. See “Pension and Savings Plans” on page 15 for a discussion of pension and savings plan benefits.

	Pension Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit 1
Kent B. Guichard	Salaried Pension Plan	18.7	$433,080
S. Cary Dunston	Salaried Pension Plan	5.5	83,540
Jonathan H. Wolk	Salaried Pension Plan	7.4	133,163
Bradley S. Boyer	Salaried Pension Plan	16.8	348,156

1
The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the Salaried Pension Plan for the period through April 30, 2012.  The present value of accumulated benefit has been calculated assuming the named executive officers begin receiving their benefits at age 65.  As described in Note H – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended April 30, 2012, the interest assumption is 4.66%.  The post-retirement mortality assumption is based on the RP-2000 PPA Combined Healthy Mortality Table.

Nonqualified Deferred Compensation

The amounts reported in the table below represent the change in value in the accounts of the named executive officers under the Company’s non-tax qualified, non-contributory defined contribution supplemental Pension Restoration Plan (PRP) from May 1, 2011 through April 30, 2012, as well as their aggregate balances as of April 30, 2012.

	Nonqualified Deferred Compensation
	Company Contributions in FY 2012 1	Aggregate Earnings in FY 2012 2	Withdrawals/ Distribution in FY 2012	Aggregate Balance at April 30, 2012
Kent B. Guichard	$48,625	$8,678	$0	$532,499
S. Cary Dunston	21,325	4,724	0	128,756
Jonathan H. Wolk	15,900	5,099	0	129,156
Bradley S. Boyer	12,825	756	0	13,581

1
Amounts listed in the Company contributions column were reported as compensation in fiscal year 2012 in the “All Other Compensation” column of the Summary Compensation Table.  No contributions were made to the PRP by the named executive officers.

2	Earnings were credited to the accounts of the named executive officers based upon their respective investment choices. These earnings were not included in the Summary Compensation Table.

Employment Agreements and Post-Employment Compensation Arrangements

The Company has entered into employment agreements with Messrs. Guichard, Dunston and Wolk as described below.

Mr. Guichard has an employment agreement with the Company to fulfill the duties of Chief Executive Officer, Mr. Dunston has an employment agreement with the Company to fulfill the duties of Senior Vice President of Manufacturing and Logistics, and Mr. Wolk has an employment agreement with the Company to fulfill the duties of Chief Financial Officer. The respective agreements specify the base salary for Mr. Guichard of at least $550,000 per year, for Mr. Dunston a base salary of at least $294,250 per year, and for Mr. Wolk a base salary of at least $278,100 per year, each subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Board’s Compensation Committee.

Further, the three executives are entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 150% of Mr. Guichard’s then current base salary, and between 0% to 100% of Messrs. Dunston’s and Wolk’s then current base salaries. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation Committee at the beginning of each fiscal year. The agreements for Messrs. Guichard, Dunston and Wolk are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year.

Under these agreements, each executive is entitled to severance pay should his employment be terminated by the Company without cause. Mr. Guichard would be entitled to severance pay for a period of 24 months, and Messrs. Dunston and Wolk are each entitled to severance pay for a period of 12 months. The length of Mr. Guichard’s severance pay period is longer than that of Messrs. Dunston and Wolk, due to the greater span of control, accountability and ability to impact the Company’s performance inherent in Mr. Guichard’s role as Chief Executive Officer. In addition, Mr. Guichard would be entitled to a bonus payment of 90% of his base salary. The executives would also be entitled to receive subsidized COBRA coverage, and a tax gross-up with respect to such coverage, from the Company following their termination of employment, for a period of up to 18 months for Mr. Guichard and up to 12 months for Messrs. Dunston and Wolk. The employment agreements define “cause” as neglect of duty that is not corrected after 90 days’ written notice, misconduct, malfeasance, fraud or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Severance payments would be made in accordance with the Company’s usual payroll practices for salaried personnel, subject to the “six-month delay” timing requirements of Section 409A of the Code. Under the terms of these agreements, each executive has agreed to not compete with the Company both while they are employed and during the time they receive severance pay, and not to solicit its employees for a period of 12 months after the expiration of the agreements for Messrs. Guichard, Dunston and Wolk.

The employment agreements for Messrs. Guichard, Dunston and Wolk provide certain benefits upon a change in control of the Company. The employment agreements define “change in control” as an acquisition by a third party of 30% or more of the outstanding Company stock; a change in the Company’s Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company’s pre-transaction shareholders cease to hold more than 50% of the Company’s stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. The Company cannot terminate these agreements for 24 months after a change in control. Upon a change in control of the Company, Mr. Guichard can terminate his employment for any reason at any time during the two-year period following the change in control. If Mr. Guichard chooses to exercise this right under these circumstances, or if the Company terminates Mr. Guichard’s employment without cause within 3 months before or 2 years after a change in control, then he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement, and
•	an amount equal to 90% of Mr. Guichard’s base salary.

         In addition, Mr. Guichard would be entitled to receive an amount equal to any excise tax under Section 4999 of the Code owed by him in connection with payments (including the lump-sum payment described above) made to him in connection with a change in control, and any federal and state income tax, FICA and Medicare taxes due on such additional payment.

 If either Mr. Dunston or Mr. Wolk terminates his employment for good reason within one year after a change in control, or if the Company terminates either Messrs. Dunston’s or Wolk’s employment without cause within three months before or one year after a change in control, then he would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his annual base salary at the time of termination, a change in control, or his largest base salary in effect during the term of his agreement, and
•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of his maximum eligible annual cash bonuses for the year of termination.

In addition, Messrs. Dunston and Wolk would be entitled to receive an amount equal to any excise tax under Section 4999 of the Code owed by them in connection with payments (including the lump-sum payment described above) made to them in connection with a change in control, and any federal and state income tax, FICA and Medicare taxes due on such additional payment.

Either Messrs. Dunston or Wolk would have good reason to terminate his employment if:

•	his base salary is reduced,
•	he is not in good faith considered for a bonus,
•	he is not in good faith considered for other executive compensation benefits,
•	his place of employment is relocated to a location further than 50 miles from his current place of employment, or
•	his working conditions or management responsibilities are substantially diminished (other than on account of disability).

Pursuant to the terms of their award agreements with the Company, the named executive officers would vest in all unvested stock options and all unvested RSUs in the event of a change in control. If any of the named executive officers were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death or disability. If one of the named executive officers were to terminate employment prior to the vesting date due to retirement, death or disability, the executive would vest in and receive a prorated portion of their RSU awards based upon the executive’s total service from the grant date through the date of termination.

The Company has not entered into an employment agreement with Mr. Boyer and Mr. Boyer would not be entitled to any cash severance payments upon his termination of employment of the Company for any reason, in connection with a change in control or otherwise.  However, Mr. Boyer would be entitled to accelerated vesting of his RSUs and stock options pursuant to the terms of his award agreements as described in the immediately preceding paragraph.

The following table represents the payments that would have been made or value of benefits provided to Mr. Guichard upon termination of his employment under various scenarios or a change in control, if that event had occurred on April 30, 2012.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination by Company Without Cause (No Change In Control)	Death or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$1,868,750	$1,250,000	$0	$0
Annual Bonus	0	1,681,875	1,125,000	0	0
COBRA Reimbursement	0	13,670	13,670	0	0
Tax Gross Up	0	2,592,324	0	0	0
Accelerated Restricted Stock Units Vesting	606,941	1,031,908	0	606,941	0
Accelerated Stock Options Vesting	0	447,228	0	0	0
Total	$606,941	$7,635,755	$2,388,670	$606,941	$0

1
The lump-sum payments would be triggered by voluntary termination of employment by Mr. Guichard for any reason during the two-year period following a change in control or termination of his employment by the Company without cause within three months before or two years after a change in control.  Mr. Guichard’s stock options and RSUs will fully vest upon any change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Dunston upon termination of his employment under various scenarios or a change in control, if that event had occurred on April 30, 2012.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination by Company Without Cause (No Change In Control)	Death or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$673,800	$336,900	$0	$0
Annual Bonus	0	404,280	0	0	0
COBRA Reimbursement	0	11,361	11,361	0	0
Tax Gross Up	0	787,109	0	0	0
Accelerated Restricted Stock Units Vesting	232,314	390,046	0	232,314	0
Accelerated Stock Options Vesting	0	149,080	0	0	0
Total	$232,314	$2,415,676	$348,261	$232,314	$0

1
The lump-sum payments would be triggered by termination of employment by Mr. Dunston for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control.  Mr. Dunston’s stock options and RSUs will fully vest upon any change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Wolk upon termination of his employment under various scenarios or a change in control, if that event had occurred on April 30, 2012.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination by Company Without Cause (No Change In Control)	Death or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$587,208	$293,600	$0	$0
Annual Bonus	0	352,325	0	0	0
COBRA Reimbursement	0	11,610	11,610	0	0
Tax Gross Up	0	685,958	0	0	0
Accelerated Restricted Stock Units Vesting	199,811	326,623	0	199,811	0
Accelerated Stock Options Vesting	0	149,080	0	0	0
Total	$199,811	$2,112,804	$305,210	$199,811	$0

1
The lump-sum payments would be triggered by termination of employment by Mr. Wolk for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control.  Mr. Wolk’s stock options and RSUs will fully vest upon any change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Boyer upon termination of his employment under various scenarios or a change in control, if that event had occurred on April 30, 2012.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination by Company Without Cause (No Change In Control)	Death or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$0	$0	$0	$0
Annual Bonus	0	0	0	0	0
COBRA Reimbursement	0	0	0	0	0
Tax Gross Up	0	0	0	0	0
Accelerated Restricted Stock Units Vesting	118,250	217,475	0	118,250	0
Accelerated Stock Options Vesting	0	75,351	0	0	0
Total	$118,250	$292,826	$0	$118,250	$0

1	Mr. Boyer’s stock options and RSUs will fully vest upon any change in control.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012.  This report is provided by the following independent directors, who comprise the Compensation Committee:

Daniel T. Hendrix, Chair
Martha M. Dally
Vance W. Tang

COMPANY’S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

The Compensation Committee oversees management’s evaluation of whether the Company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, management reviews the Company’s overall compensation structure and may take into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s employee incentive programs, the length of the performance periods under such programs, and the overall business risk of the Company. Management undertakes such a review periodically at the Compensation Committee’s direction and reports to the Compensation Committee any finding that a risk related to the Company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The Company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The Company’s non-management director compensation program has the following objectives:

•	compensation should fairly pay non-management directors for work required for the Company’s size and scope,
•	compensation should align non-management directors’ interests with the long-term interests of shareholders, and
•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors’ compensation includes the following compensation elements:

Director Fees. The annual retainer paid to non-management directors is $36,000 per year. In addition, directors receive committee attendance fees of $1,000 per in-person meeting and $500 per telephonic meeting. The Audit Committee Chair receives an additional annual retainer of $8,000 per year, while the Compensation Committee and the Governance Committee Chairs each receive an additional annual retainer of $4,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors are reimbursed for out-of-pocket costs incurred for travel and other expenses incurred for attending Board and committee meetings.

Stock Compensation. The Company’s goal is to provide its non-management directors with annual equity compensation valued at approximately $50,000 per year. Under the 2011 Non-Employee Directors Equity Ownership Plan (the “2011 Directors Plan”), the forms of stock compensation granted to non-management directors can include stock options, stock appreciation rights, restricted stock awards and restricted stock units.

During fiscal year 2012, non-employee directors were each awarded 2,500 restricted stock units (“Director RSUs”). Under the terms of the Director RSUs, granted August 29, 2011, if the recipients continuously serve as directors of the Company through August 15, 2013, then they will receive 2,500 shares of the Company’s stock. If a director leaves the Board for any reason prior to August 15, 2013, he or she will receive a pro-rata number of shares based on his or her days of service. Upon a change of control of the Company, each non-employee director will receive the full number of shares issuable under the RSUs if he or she continues to serve until the date of the change of control.

Most of the Company’s non-management directors continue to have previously awarded stock options outstanding. The Compensation Committee does not expect to issue these types of awards in the future.

As with the Company’s Amended and Restated 2004 Stock Incentive Plan for Employees, the strike prices for all stock options granted to directors must be set at 100% of the fair value of the underlying common stock at the date of the grant. Stock options previously granted under the 2006 Non-Employee Directors Equity Ownership Plan have terms of ten years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant until fully vested.

The following table sets forth the compensation earned by or paid to the Company’s non-management directors during fiscal year 2012.

Director Summary Compensation Table

Name of Director	Director Fees Paid In Cash 1	Director RSUs 2	Total
William F. Brandt, Jr.	$36,500	$40,425	$76,925
Andrew B. Cogan	42,000	40,425	82,425
Martha M. Dally	45,500	40,425	85,925
James G. Davis, Jr.	42,000	40,425	82,425
Daniel T. Hendrix	43,500	40,425	83,925
Kent J. Hussey	44,000	40,425	84,425
Carol B. Moerdyk	52,000	40,425	92,425
Vance W. Tang	39,500	40,425	79,925

1	This column reflects the amount of cash compensation earned during fiscal year 2012 for Board and committee service.
2
This column represents the dollar amounts of the aggregate grant date fair value of the Director RSUs granted during fiscal year 2012 in accordance with FASB ASC Topic 718.  These grants were all made on August 29, 2011, and the grant date fair value at the time of the grant is the number of Director RSUs multiplied by the closing price of the Company’s stock on the date of grant, which was $16.17.  Each of the directors had 5,000 Director RSUs outstanding as of April 30, 2012.  The following directors had outstanding stock option awards as of April 30, 2012: Mr. Brandt 15,000; Ms. Dally 15,000; Mr. Davis 15,000; Mr. Hendrix 15,000; Mr. Hussey 15,000; Ms. Moerdyk 15,000.

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding shares of the Company’s common stock beneficially owned as of June 18, 2012, by (1) each director and director nominee of the Company, (2) each of the Company’s named executive officers (as identified in the “Summary Compensation Table”), and (3) the Company’s directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	3,430,519	23.8%
Kent B. Guichard (2)	387,516	2.7%
Jonathan H. Wolk (3)	159,374	1.1
S. Cary Dunston (4)	119,197	*
Bradley S. Boyer (5)	55,163	*
Martha M. Dally (6)	36,500	*
Kent J. Hussey (7)	28,500	*
James G. Davis, Jr. (8)	24,020	*
Carol B. Moerdyk (9)	20,200	*
Daniel T. Hendrix (10)	20,000	*
Vance W. Tang (11)	11,517	*
Andrew B. Cogan (12)	10,000	*
All directors and executive officers as a group (12 persons) (13)	4,302,506	29.9%

*	Indicates less than 1%.
(1)
Includes 16,488 shares held by the Brandt Family Foundation and 140,000 shares owned by Mrs. Elaine Brandt, for which Mr. Brandt disclaims voting or dispositive power, stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Brandt for 15,000 shares, and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Brandt continuously serves on the board of directors through the maturity date for the RSUs.

(2)	Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Guichard for 358,000 shares.
(3)
Includes 1,000 shares held jointly by Mr. Wolk and his spouse, for which Mr. Wolk has shared voting and dispositive power.  Includes 1,000 shares held by Mr. Wolk’s children, for which Mr. Wolk has indirect ownership.  Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Wolk for 144,999 shares.

(4)	Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Dunston for 108,999 shares.
(5)	Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Boyer for 49,333 shares.
(6)
Includes 500 shares held by Ms. Dally as Trustee for the R. Dally Family Trust, for which Ms. Dally has shared voting and dispositive power.  Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Ms. Dally for 15,000 shares and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Ms. Dally continuously serves on the board of directors through the maturity date for the RSUs.

(7)
Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Hussey for 15,000 shares and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Hussey continuously serves on the board of directors through the maturity date for the RSUs.

(8)
Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Davis for 15,000 shares and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Davis continuously serves on the board of directors through the maturity date for the RSUs.

(9)
Includes 200 shares held by Ms. Moerdyk as Trustee for the Greene-Moerdyk Revocable Trust, for which Ms. Moerdyk has shared voting and dispositive power.  Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Ms. Moerdyk for 15,000 shares and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Ms. Moerdyk continuously serves on the board of directors through the maturity date for the RSUs.

(10)
Includes stock options exercisable on June 18, 2012 or within 60 days thereafter by Mr. Hendrix for 15,000 shares and 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Hendrix continuously serves on the board of directors through the maturity date for the RSUs.

(11)
Includes 4,317 shares held by the Jody Leigh Tang Trust, for which Mr. Tang is Trustee.  Includes 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Tang continuously serves on the board of directors through the maturity date for the RSUs.

(12)
Includes 2,500 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if Mr. Cogan continuously serves on the board of directors through the maturity date for the RSUs.

(13)
Includes stock options exercisable on June 18, 2012 or within 60 days thereafter for an aggregate of 751,331 shares and 20,000 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2012 if the director continuously serves on the board of directors through the maturity date for their respective RSUs.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding shares of the Company’s common stock beneficially owned by each non-management shareholder the Company believes to own more than 5% of the Company’s outstanding common stock. This data is based upon Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class

Royce & Associates, LLC (1)	1,437,660	10.0%
745 Fifth Avenue
New York, NY 10151

Franklin Resources, Inc. (2)	1,297,380	9.0%
One Franklin Parkway
San Mateo, CA 94403-1906

Mary Jo Stout (3)	1,133,822	7.9%
P.O. Box 60
Mayville, MI 48744

T. Rowe Price Associates, Inc. (4)	904,471	6.2%
100 East Pratt Street
Baltimore, MD 21202

(1)
The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13G/A filed with the SEC on June 7, 2012, which also indicated that Royce & Associates, LLC has sole voting and sole dispositive power for all 1,437,660 shares.

(2)
The beneficial ownership information for Franklin Resources, Inc. (“FRI”) is based upon the Schedule 13G/A filed with the SEC on February 6, 2012.  FRI, its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (each holders of more than 10% of the common stock of FRI), reported holdings of the Company’s common stock beneficially owned by one or more open or close-end investment companies or other managed accounts that are investment management clients of subsidiaries of FRI.  The Schedule 13G/A indicated that Franklin Advisory Services, LLC has sole voting power for 1,237,380 shares and sole dispositive power for all 1,297,380 shares.  The principal business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.  Charles B. Johnson and Rupert H. Johnson, Jr. share the same principal business address as FRI.

(3)
Includes 10,000 shares held by the Holcomb Family Foundation.  The beneficial ownership information for Ms. Stout is based upon the Schedule 13G/A filed with the SEC on February 14, 2012, which also indicated Ms. Stout has sole voting and sole dispositive power for all 1,133,822 shares.

(4)
The beneficial ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based upon the Schedule 13G/A filed with the SEC on February 10, 2012, which also indicated that Price Associates has sole voting power for 62,300 shares and sole dispositive power for 904,471 shares, and that T. Rowe Price Small Cap Stock Fund, Inc. (which shares the same principal business address as Price Associates) has sole voting power for 729,043 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC reports of initial ownership and changes in ownership of the Company’s common stock.

Based upon the Company’s review of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC during or with respect to the Company’s fiscal year ended April 30, 2012, and written representations from the Company’s directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10% shareholder failed to file in a timely fashion any such reports, except for a late Form 4 filed on July 20, 2011 for Mr. Hussey regarding shares purchased on June 13, 2011.

CERTAIN RELATED PARTY TRANSACTIONS

The Company has written policies concerning related party transactions and potential conflicts of interests. These policies describe the types of transactions and relationships that may be in conflict with these policies. All officers and directors, as well as employees who exercise substantial discretionary authority in the performance of their duties are required to complete an annual questionnaire describing any potential conflicts of interest and certify their compliance with the Company’s policies. These responses are reviewed by the Audit Committee. As required by their respective charters, both the Audit Committee and the Governance Committee have the responsibility to review all related party transactions. The Audit Committee is responsible for the review and approval of all related party transactions and the Governance Committee must review and approve related party transactions involving directors. In addition, the Governance Committee also is responsible for the review of any potential conflicts of interest involving employees, officers or directors as defined in the Company’s Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which are maintained on the Corporate Governance page of the Company’s web site at http://investor.shareholder.com/amwd/governance.cfm.

The Company leases its headquarters from Amwood Associates, a partnership that includes Mr. Brandt, a director, and Ms. Stout, who beneficially owns more than 5% of the Company’s common stock. During fiscal year 2012, Mr. Brandt and Ms. Stout had partnership interests in Amwood Associates of 38.6% and 20.0%, respectively. The original lease commenced on March 18, 1986, and ended on March 17, 2001. The Company has elected to renew this lease three times in accordance with Company policy and procedures, which included approval by all the Company’s independent directors for the current five-year term which expires in 2016. In considering the renewal of this lease, the Company assesses the lease terms in relation to market terms for comparable properties. Based upon this review, the Company believes that the rent under the lease is in line with market rates that could be obtained at arm’s length from unaffiliated third parties. Current rental payments are $38,329 per month and are scheduled for annual increases equal to 2% beginning April 1, 2013. During the fiscal year ended April 30, 2012, the Company made aggregate payments under the lease in the amount of $459,945.  As of April 30, 2012, the aggregate remaining lease payments due under this lease until its expiration were $1,857,385.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed the Company’s unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2012, with management and KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with KPMG LLP the firm’s independence from management and the Company, including matters in the written disclosures and letter from KPMG LLP to the Committee required by the PCAOB.

The Committee discussed and approved the audit scopes and plans of the Company’s internal auditor and KPMG LLP for their respective audits. The Audit Committee met with the Company’s internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the fiscal year ended April 30, 2012, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012. The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2013 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Carol B. Moerdyk, Chair
Kent J. Hussey
James G. Davis, Jr.
Andrew Cogan

Independent Auditor Fee Information

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years in each of the following categories are:

	2012	2011
Audit Fees	$460,000	$453,500
Audit-Related Fees	44,500	44,500
Tax Fees	5,500	10,000
All Other Fees	0	0
Total	$510,000	$508,000

Audit Fees include fees associated with the annual audit of the Company’s financial statements, and internal control over financial reporting, as well as reviews of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Audit-Related Fees are incurred for employee benefit plan financial statement audits.

Tax Fees include fees pertaining to tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by any independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to a certain fiscal year, the Audit Committee must approve each permitted service before KPMG LLP or another independent registered public accounting firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services, provided that the Chair reports those approvals to the Audit Committee at its next scheduled meeting. During fiscal year 2012 all audit fees, audit-related fees, tax fees, and other fees were pre-approved or approved in advance by the Audit Committee.

ITEM 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2013, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2013.

ITEM 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added section 14A to the Securities and Exchange Act of 1934, which requires that the Company provide its shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers as described in this Proxy Statement under Executive Compensation beginning on page 9, including the Compensation Discussion and Analysis and the accompanying tables and narrative disclosures.  This vote is commonly known as “say-on-pay.”  Consistent with a majority of the advisory votes cast at the 2011 Annual Meeting and the recommendation of the Company’s Board of Directors, the Company will hold a shareholder advisory vote on the compensation of its named executive officers annually until the next vote on the frequency of such advisory votes, which is expected to occur in 2017.

As described in the Compensation Discussion and Analysis, the goal of the Company’s executive compensation program is to facilitate the creation of long-term value for its shareholders by attracting and retaining superior senior management personnel, and motivate these executive officers to achieve desired Company and individual performance and to appropriately reward that performance, while aligning their interests with the long-term interests of the Company’s shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the named executive officers, as well as the Company’s executive compensation philosophy, policies and practices, all as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.  The vote is advisory, which means that the vote is non-binding on the Company, the Board of Directors and the Compensation Committee.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.  To the extent there is any significant vote against named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The Board of Directors unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of the named executive officers as described in this Proxy Statement.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in their discretion in the manner they deem proper.

At this time, management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2013 ANNUAL MEETING

The Company plans to hold its 2013 Annual Meeting on August 22, 2013. The Company’s bylaws provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2013 Annual Meeting, the notice must be received no later than April 25, 2013. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;
•	the class and number of shares of stock of the Company beneficially owned by the shareholder;
•
a representation that the shareholder is a shareholder of record at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolution to be presented and the reasons for wanting to conduct such business; and
•	any interest that the shareholder may have in such business.

The chairman of the Annual Meeting may dismiss any business that a shareholder attempts to bring before an Annual Meeting without complying with these procedures.

If the Company does not receive notice at its principal offices on or before May 15, 2013 of a shareholder proposal for consideration at the 2013 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

The procedures for nominating a director candidate for consideration by the Governance Committee for the 2013 Annual Meeting are discussed under “Procedures for Shareholder Recommendations of Director Nominees” beginning on page 8.

A proposal that any shareholder desires to have included in the Company’s proxy statement of the 2013 Annual Meeting of shareholders must comply with the SEC’s rules regarding shareholder proposals and be received by the Company no later than March 1, 2013. The notice requirements for bringing business before the 2013 Annual Meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC’s rules regarding shareholder proposals and that shareholder’s proposal is included in the Company’s proxy statement for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON AUGUST 23, 2012

The Notice of Annual Meeting of Shareholders, this Proxy Statement and the related form of Proxy and the Annual Report to Shareholders may be accessed on the SEC Reports page of the Company’s website at: http://investor.shareholder.com/amwd/sec.cfm.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

June 29, 2012

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 23, 2012, AT 9:00 A.M., AT THE HOLIDAY INN, 333 FRONT ROYAL PIKE, WINCHESTER, VIRGINIA.

The undersigned hereby appoints Martha M. Dally and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 18, 2012, at the Annual Meeting of shareholders to be held on August 23, 2012, at 9:00 a.m., at The Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, and 3, and in the proxies' discretion on any other matters coming before the meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ——— Co-holder (if any) sign above

Note:
- Please sign exactly as your name or names appear on this Proxy.
- When shares are held jointly, each holder should sign.
- When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.
- If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
- If signer is a partnership, please sign in partnership name by authorized person.

1. To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company's Board of Directors (except as marked to the contrary below):

NOMINEES:	For	Against	Abstain
William F. Brandt, Jr.	☐	☐	☐
Andrew B. Cogan	☐	☐	☐
Martha M. Dally	☐	☐	☐
James G. Davis, Jr.	☐	☐	☐
Kent B. Guichard	☐	☐	☐
Daniel T. Hendrix	☐	☐	☐
Kent J. Hussey	☐	☐	☐
Carol B. Moerdyk	☐	☐	☐
Vance W. Tang	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

AMERICAN WOODMARK CORPORATION

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The notice of Annual Meeting, proxy statement, and 2012 Annual Report to Shareholders are available at http://investor.shareholder.com/amwd/sec.cfm

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

6646